Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Jani Bergan

(415) 829-4101	(415) 946-1064

MEDIVATION NAMES ROHAN PALEKAR CHIEF COMMERCIAL OFFICER

SAN FRANCISCO (January 15, 2008) – Medivation, Inc. (NASDAQ: MDVN) today announced the appointment of Rohan Palekar as chief commercial officer. Mr. Palekar will lead all pre- and post-approval commercial activities for Medivation’s product candidates Dimebon™, in clinical development for the treatment of Alzheimer’s and Huntington’s diseases, and MDV3100, in clinical development for the treatment of hormone-refractory prostate cancer.

Mr. Palekar joins Medivation after a 16-year commercial career at the Johnson & Johnson family of companies. He served most recently as vice president, dermatology sales and marketing at Centocor, Inc., where he launched Remicade®, a multi-billion dollar anti-TNF antibody, in two new indications that established the brand and company in the dermatology field. Prior to that, Mr. Palekar was worldwide vice president, global biologics strategic marketing at Centocor, where he led commercialization efforts for a portfolio of more than ten compounds targeting multiple indications.

“We are delighted to welcome a commercial executive of Rohan’s caliber to our executive management team at this critical point in Medivation’s development,” said David T. Hung, M.D., president and chief executive officer of Medivation. “Our current development timeline anticipates product launches in Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer in the next two to three years. With Rohan on board, we are well positioned to capture a greater share of the value from Dimebon and MDV3100 by participating in commercialization, whether independently or in collaboration with partners, which can significantly increase shareholder value.”

“Both Dimebon and MDV3100 may potentially improve patient care in areas of large, unmet medical need,” said Mr. Palekar. “I am extremely impressed with the progress Medivation has made with these molecules in such a short period of time, and look forward to playing a role in their further development and commercialization.”

While at Johnson & Johnson, Mr. Palekar was chosen to participate in the first worldwide Accelerated Leadership Development Program, served as a member of the Pharmaceuticals Group Marketing Excellence Steering Committee, and received multiple Johnson & Johnson Leadership Awards for outstanding accomplishments. Mr. Palekar earned a Bachelor of Commerce and a Bachelor of General Laws from the University of Bombay and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

About Medivation

Medivation, Inc. is a biopharmaceutical company with small molecule drugs in clinical development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

# # #